Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 15, 2018
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815

RGC RESOURCES, INC.
REPORTS RECORD EARNINGS
ROANOKE, Va. (November 15, 2018)—RGC Resources, Inc. (NASDAQ: RGCO) announced record consolidated Company earnings of $7,297,205 or $0.95 per share for the fiscal year ended September 30, 2018. This compares to earnings of $6,232,865 or $0.86 per share for the year ended September 30, 2017. CEO John D'Orazio stated, "I am pleased to announce our fourth consecutive year of record earnings. The increase in 2018 earnings is attributable to improved utility margins associated with our infrastructure replacement programs and customer growth, and our ongoing investment in the Mountain Valley Pipeline (MVP)." D'Orazio further commented, "The key strategies propelling our continued earnings growth are: (1) growth in our regulated natural gas business through investments in infrastructure replacements and expansion; and (2) investments in midstream projects such as the MVP and the Southgate. We continue to focus on additional strategic opportunities to expand and diversify the Company. We are excited about the future and increasing shareholder value."
Earnings for the quarter ending September 30, 2018 were $684,459 or $0.09 per share compared to $159,886 or $0.02 per share for the quarter ended September 30, 2017. D'Orazio attributed the increase to higher utility margins, the MVP investment and lower taxes on unregulated operations.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.
Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Revenues	$9,971,142	$10,172,448	$65,534,736	$62,296,870
Operating expenses	9,226,162	9,405,828	53,941,691	50,630,561
Operating income	744,980	766,620	11,593,045	11,666,309
Equity in earnings of MVP	353,132	131,855	938,531	421,646
Other (income) expense, net	(120,923)	109,426	(122,330)	132,446
Interest expense	632,142	516,953	2,461,565	1,917,254
Income before income taxes	586,893	272,096	10,192,341	10,038,255
Income tax expense (benefit)	(97,566)	112,210	2,895,136	3,805,390
Net income	$684,459	$159,886	$7,297,205	$6,232,865
Net earnings per share of common stock:
Basic	$0.09	$0.02	$0.95	$0.86
Diluted	$0.09	$0.02	$0.95	$0.86
Cash dividends per common share	$0.155	$0.145	$0.620	$0.580
Weighted average number of common shares outstanding:
Basic	7,991,553	7,237,669	7,649,025	7,218,686
Diluted	8,039,259	7,286,300	7,695,712	7,256,046

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2018	2017
Current assets	$15,544,602	$15,685,604
Total property, plant and equipment, net	165,963,628	147,927,971
Other assets	38,051,876	19,521,496
Total Assets	$219,560,106	$183,135,071
Liabilities and Stockholders’ Equity
Current liabilities	$24,091,849	$14,366,232
Long-term debt, net of unamortized debt issuance costs	70,321,936	61,312,011
Deferred credits and other liabilities	45,563,209	47,416,356
Total Liabilities	139,976,994	123,094,599
Stockholders’ Equity	79,583,112	60,040,472
Total Liabilities and Stockholders’ Equity	$219,560,106	$183,135,071